Exhibit 99.1

Contacts:

Joshua A. Grass	Susan Ferris
Sr. Manager, Investor & Financial Relations	Manager, Corporate Communications
BioMarin Pharmaceutical Inc.	BioMarin Pharmaceutical Inc.
(415) 506-6777	(415) 506-6701

For Immediate Release:

BioMarin Announces Positive Data From Phase 1b

Clinical Trial of Vibrilase for Serious Burns

Novato, CA, August 25, 2004 – BioMarin Pharmaceutical Inc. (Nasdaq and SWX: BMRN) today announced positive results from a Phase 1b clinical trial of Vibrilase™ (vibriolysin), an investigational topical enzyme for the treatment of serious burns. Data from the trial suggest that treatment with Vibrilase is generally safe and well-tolerated, and effective in debriding partial-thickness burns. The data will be presented today at the 12th Congress of the International Society for Burn Injuries in Yokohama, Japan, by Peter Dziewulski M.D., clinical investigator at Broomfield Hospital in the United Kingdom.

Trial Design and Results

The open-label trial enrolled 19 patients with partial-thickness burns covering 1 to 2 percent of the total body surface area. Conscious patients were treated daily for three days with one of three doses of topically-applied Vibrilase: 100 U/g, 250 U/g, and 500 U/g. Patients were followed for a total of 28 days, or until complete wound healing occurred. Key findings from the trial include:

Efficacy - Data on the debridement of wound eschar (removal of burned tissue) were analyzed from seven evaluable patients and data on the time to 90 percent epithelialization (the point at which wounds appear to be healing normally) were analyzed from 12 evaluable patients:

•	The average time to complete debridement of wound eschar was 2.9 days. No consistent trend related to the dose was observed due to the small number of evaluable patients.

•	The average time to 90 percent epithelialization was 16.4 days.

Safety and Tolerability - Data were analyzed from 19 evaluable patients:

•	There were no serious adverse events related to treatment with Vibrilase.

•	Pain scores recorded 30 minutes after application of Vibrilase were not significantly different from pain scores recorded prior to application, irrespective of dose. Manageable, short-term pain unrelated to dose was experienced by some patients upon application of Vibrilase to the wound, but generally did not persist.

“The use of topical burn wound debriding agents has stimulated interest for some time, but the choice of agents has been limited to products with poor efficacy and tolerability profiles,” stated Peter Dziewulski, M.D., clinical investigator at Broomfield Hospital in the United Kingdom. “Vibrilase offers an exciting new opportunity in burn care and recent clinical trials, although only treating a small number of patients, demonstrate its potential as an effective and well-tolerated product candidate. Further clinical studies are warranted to confirm the benefits of Vibrilase as a burn debridement agent.”

Previously, data were reported from a Phase 1a, randomized, placebo-controlled, double-blind trial that evaluated the dermal irritation and sensitization potential of three doses of topically applied Vibrilase, 100 U/g, 250 U/g, and 500 U/g, in 118 healthy subjects at one site in the United Kingdom. Results from this trial indicated that Vibrilase produced no evidence of contact sensitization or irritation for up to eight days, well beyond the expected one to three day treatment period in which Vibrilase would be applied.

About Vibrilase

Vibriolysin, the active enzyme component in Vibrilase, preferentially digests burned skin, leaving healthy tissue intact, thereby reducing pain associated with treatment. Vibrilase may meet the medical need for a product that can rapidly and safely debride partial-thickness burns by potentially reducing the incidence of infection, improving the outcomes of skin grafts, and ultimately reducing the time to healing.

About Serious Burns

According to the American Burn Association, approximately 45,000 serious burns require hospitalization each year in the United States. In order to avoid infection and promote healing, the eschar (burned skin) must be removed in a process referred to as ‘debridement.’ Surgical debridement is associated with significant pain, blood loss and scarring, especially in burns covering a large fraction of the body. In addition, surgical debridement of a partial- or full-thickness burn can be costly, up to $10,000 per procedure. Currently available topical burn debridement agents have a slow onset of action and are associated with excessive pain due to their inability to discriminate between burned and healthy tissue.

BioMarin Pharmaceutical Inc. develops innovative biopharmaceuticals and commercializes therapeutics for serious pediatric diseases.

Forward-Looking Statement

This press release contains forward-looking statements about the business prospects of BioMarin Pharmaceutical Inc., including, without limitation, statements about: the development of its product candidate Vibrilase and the safety and efficacy of Vibrilase. These forward-looking statements are predictions and involve risks and uncertainties such that actual results may differ materially from these statements. These risks and uncertainties include, among others: results and timing of future clinical trials of Vibrilase; the content and timing of decisions by the FDA, the EMEA and other regulatory authorities concerning Vibrilase; and those factors detailed in BioMarin’s filings with the Securities and Exchange Commission, including, without limitation, the factors contained under the caption “Factors That May Affect Future Results” in BioMarin’s 2003 Annual Report on Form 10-K and the factors contained in BioMarin’s reports on Forms 10-Q and 8-K. Stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. BioMarin is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise.

BioMarin’s press releases and other company information are available online at www.BMRN.com. Information on BioMarin’s website is not incorporated by reference into this press release.

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